As filed with the Securities and Exchange Commission on November 18, 2015

Registration No. 333-196185

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Infinity Augmented Reality, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	228 Park Ave. S #61130, New-York, NY 10003-1502	71-1013330
(State or Other Jurisdiction of Incorporation or Organization)	(Address of Principal Executive Offices Including Zip Code)	(I.R.S. Employer Identification No.)

INFINITY AUGMENTED REALITY, INC. 2014 EQUITY INCENTIVE PLAN

(Full Title of the Plan)

Ortal Zanzuri, Chief Financial Officer

228 Park Ave. S #61130,

New-York, NY 10003-1502

(Name and Address of Agent For Service)

917-677-2084

(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (in Shares) (1)	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (1)
Common Stock, $0.00001 par value per share, reserved for future grants under the Plan	10,000,000	$0.185	$1,850,000.00	$238.28
Common Stock, $0.00001 par value per share, issuable upon exercise of outstanding options under the Plan	20,000,000	$0.01	$200,000.00	$25.76

(1)	Registration fee was paid upon filing of the original registration statement on Form S-8 (File No. 333-196185). Therefore, no further registration fee is required.

REMOVAL FROM REGISTRATION

On May 22, 2014, Infinity Augmented Reality, Inc. (the “Company”) filed a registration statement on Form S-8 (File No. 333-69078) for the purpose of registering shares of its common stock, $0.00001 par value (the “Common Stock”), to be issued under the  Company’s 2014 Equity Incentive Plan. The Company intends to terminate the registration of its Common Stock and suspend its reporting obligations under the Securities Exchange Act of 1934 (the “Exchange Act”), through the filing of a Form 15. Because the Company will no longer file reports pursuant to the Exchange Act after the Form 15 is filed, the Company is deregistering the remaining securities registered but unsold under the Registration Statement, if any, in accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunder duly authorized in Petch Tikvah, Israel, on November 18, 2015.

INFINITY AUGMENTED REALITY, INC.

By:	/s/ Motti Kushnir
Name:	Motti Kushnir
Title:	Chief Executive Officer (Principal Executive Officer)

By:	/s/ Ortal Zanzuri
Name:	Ortal Zanzuri
Title:	Chief Financial Officer

Name	Title

*	Chairman and Director
Moshe Hogeg

*	President and Director
Enon Landenberg

*	Director
Ori Inbar

*	Director
Sy Stern

*By:	/s/ Ortal Zanzuri
Ortal Zanzuri
As Attorney in Fact